Exhibit 99.1

Sprinklr Appoints Trac Pham New Interim Chief Operating Officer, Authorizes $100 Million Stock Buyback Program, and Reaffirms Financial Guidance for Q4 and Full Year FY 2024

•	Mr. Pham will work cross-functionally on orchestrating Sprinklr’s operating rhythm and lead planning efforts with a focus on continuing to improve go-to-market strategy.

•	As the company actively seeks a permanent President and COO, Mr. Pham continues to play a critical role in shaping Sprinklr’s leadership.

•	$100 million stock buyback program reflects the strength of the company’s balance sheet and free cash flow generation as additional ways to create stockholder value.

•	Sprinklr reaffirms financial guidance for the fourth quarter and full year fiscal 2024.

NEW YORK, NY — January 4, 2024 – Sprinklr (NYSE: CXM), the unified customer experience management (Unified-CXM) platform for modern enterprises, today announced the appointment of Trac Pham as interim Chief Operating Officer (COO). Mr. Pham will report directly to Sprinklr Founder and CEO Ragy Thomas and join the Executive Leadership Team to help drive cross-functional alignment on all business operations and planning decisions.

Mr. Pham retired as Chief Financial Officer (CFO) at Synopsys in 2022. At Synopsys, he was responsible for Finance, Strategy, Corporate Business Development, and Information Technology. During his tenure as CFO, Trac helped scale Synopsys from $2.0B to $5.1B in revenue and was the strategic and operating partner to the co-CEO/Founder and co-CEO/President. Mr. Pham joined Sprinklr’s Board of Directors and Audit Committee in June 2023. Mr. Pham will continue as a member of Sprinklr’s Board but will not serve on any independent committees of the Board, including the Audit Committee, during his term as interim COO.

“As Sprinklr continues on our growth and scale journey, we must have world-class operational processes to support and enable our teams,” said Sprinklr Founder and CEO, Ragy Thomas. “Trac has been an invaluable and active member of our board, providing thoughtful counsel on our direction and alignment. He is a strategic thinker and communicates with clarity about goals and desired outcomes. We share strong convictions about our long-term unified-CXM vision and believe Sprinklr can become the most-loved enterprise software company. I am excited and humbled to work in partnership with Trac and have him join our executive team.”

“Sprinklr has a compelling strategy and vision and has navigated through significant transitions from its roots in social media, the evolution across digital platforms, to being the only unified-CXM platform,” said Mr. Pham. “I am excited by that vision and what it has achieved, the customers it serves, and the size of this market opportunity. I look forward to contributing to Sprinklr’s growth and scale opportunity with an immediate focus on operational strategy.” In addition to his focus on operations, Mr. Pham will play a critical role in helping Sprinklr to recruit a permanent President and Chief Operating Officer.

Sprinklr also announced that its Board of Directors has authorized the company to repurchase up to an aggregate of $100 million of shares of its Class A common stock through open market purchases in a manner deemed to be in the best interests of the company and its stockholders, considering the economic cost and prevailing market conditions, including the relative trading prices and volumes of the Class A shares. This stock repurchase program reflects the strength of Sprinklr’s balance sheet and cash flow generation and provides flexibility to continue investing in key strategic initiatives while also enhancing stockholder value through capital returns. The repurchases are expected to be effected pursuant to a written trading plan under Rule 10b5-1 and Rule 10b-18 of the Securities Exchange Act of 1934, as amended. The stock repurchase program is expected to be completed within the calendar year 2024.

Sprinklr also reaffirms its financial guidance for the fourth quarter of fiscal 2024 and the full year fiscal 2024, as provided in a press release issued on December 6, 2023.

About Sprinklr

Sprinklr is a leading enterprise software company for all customer-facing functions. With advanced AI, Sprinklr’s unified customer experience management (Unified-CXM) platform helps companies deliver human experiences to every customer, every time, across any modern channel. Headquartered in New York City with employees around the world, Sprinklr works with more than 1,400 valuable enterprises — global brands like Microsoft, P&G, Samsung and more than 50% of the Fortune 100. Sprinklr’s value to the enterprise is simple: We un-silo teams to make customers happier.

Forward Looking Statements

This press release contains forward-looking information and statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the potential benefits of appointing Trac Pham as Sprinklr’s interim Chief Operating Officer, purchases by Sprinklr of its Class A common stock and potential benefits thereof, and statements regarding our financial outlook for the fourth quarter and full-year fiscal 2024. By their nature, forward-looking information and statements are subject to risks, uncertainties, and contingencies, including the risk that the potential benefits of Mr. Pham’s appointment and the stock repurchase program are not realized; changes in price and volume and the volatility of Sprinklr’s Class A common stock; adverse developments affecting either or both of prices and trading of exchange-traded securities, including securities listed on the New York Stock Exchange; unexpected or otherwise unplanned or alternative requirements with respect to Sprinklr’s capital investments; and risks, uncertainties and contingencies that may apply to Sprinklr’s business. Additional risks and uncertainties that could cause actual outcomes and results to differ materially from those contemplated by the forward-looking statements are discussed in our Quarterly Report on Form 10-Q for the quarter ended October 31, 2023, filed with the Securities and Exchange Commission (the “SEC”) on December 12, 2023, under the caption “Risk Factors,” and in other filings that we make from time to time with the SEC. Sprinklr does not undertake to update any forward-looking statements or information, including those contained in this press release.

Press Contact

Austin DeArman

pr@sprinklr.com